ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the "Escrow Agreement") is entered into as of this 17th day of November 1997 between JONES NAUGHTON ENTERTAINMENT, INC., a Colorado corporation ("JNE"), Patricia L. Schonebaum ("Purchaser") and MRC LEGAL SERVICES CORPORATION dba the Law offices of M. Richard Cutler, Esq., as escrow agent (the "Escrow Agent").

                                   R E C I T A L S

A.  As of October 2, 1996 JNE, AFSI, ANFS, Inc. a
Delaware corporation ("ANFS") and Real Estate Television Network, Inc., a Nevada corporation ("RETN") entered into an Agreement and Plan of Reorganization (the "Agreement") providing for the acquisition of RETN by AFSI through its wholly-owned subsidiary, ANFS.

B. In connection with the transaction, AFSI issued to JNE an aggregate of 1,000,000 shares of AFSI Series A Preferred Stock (the "AFSI Stock"), which have been subsequently been reduced to 400,000 shares as a result of a reverse stock split. All of the AFSI Stock is and has been held by the Escrow Agent pursuant to the terms of an Escrow Agreement dated as of February 12, 1997.

C.  In accordance with the terms of that certain Stock
Purchase Agreement of even date herewith (the "Stock Purchase
Agreements"), JNE has agreed to sell to Purchaser 19,145 shares (the "Shares") of unrestricted common stock upon the conversion of certain of the shares of AFSI Stock.

D. The parties hereto desire and the Escrow Agent has agreed to hold the proceeds from the sale of the Shares (the "Cash Consideration") and subsequently release such proceeds to JNE upon the occurrence of certain events as set forth in this Escrow Agreement.

E. Escrow Agent has agreed to act as the escrow agent hereunder, in accordance with the terms and conditions set forth in this Escrow Agreement.

NOW THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.  APPOINTMENT OF ESCROW AGENT.  JNE and Purchaser
(collectively, the "Parties") hereby mutually appoint and designate the Escrow Agent to receive, hold and release, as escrow agent, the Cash Consideration, and the Escrow Agent hereby accepts such appointment and designation.

2. ESCROW DELIVERY. Upon closing of the transaction for the sale of the Shares as set forth in the Stock Purchase Agreement, Purchaser shall deliver the Cash Consideration to the Escrow Agent.

3.  CONDITIONS OF ESCROW.

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3.1    The Escrow Deposit.  Escrow Agent shall hold and
release the Cash Consideration as follows:

a. Upon delivery of the Cash Consideration, the Escrow Agent shall immediately release 5% of the Cash Consideration to JNE;

b. From the date of Closing until the Share Unrestricted Date (defined below), the Escrow Agent may release up to an additional 5% of the Cash Consideration at the direction and request of JNE to unrelated third parties for the purpose of completing the conversion of the Preferred Stock to common stock of AFSI, the removal of any restrictions on the transfer of such shares and any related actions or other matters required to undertake the transactions contemplated by the Stock Purchase Agreement (the "Unrestricted Share Reserve");

c. Upon the date that the Purchaser receives the Shares without restrictive legend (the "Share Unrestricted Date"), the Escrow Agent shall release the balance of all Cash Consideration then in Escrow to JNE (including, without limitation, any balance left of the Unrestricted Share Reserve");

d. The Escrow Agent may release the Cash Consideration to JNE or Purchaser, as the case may be, pursuant to joint written instructions executed by JNE and Purchaser;

e. The Escrow Agent may release the Cash Consideration to JNE or Purchaser, as the case may be, pursuant to any "final order" of a court of competent jurisdiction, any such order being deemed to be "final" if (i) such order has not been reserved, stayed, enjoined, set aside, annulled or suspended, (ii) no request for a stay, suspension or an injunction, petition for reconsideration or appeal, or sua sponte action with comparable effect is pending with respect to the order, and (iii) the time for filing any such request, petition or appeal or further taking of any such sua sponte action has expired; or

f.  The Escrow Agent shall release the balance of the Cash
Consideration (less the full Unrestricted Share Reserve) upon written notice by Purchaser if the Share Unrestricted Date has not occurred on or before the later of March 31, 1998 or the date of such notice by Purchaser.

g. Conflicting Instructions. If a bona fide controversy arises between the Parties concerning the release of the Cash Consideration, the Escrow Agent may submit such controversy for resolution by joint written instructions of the parties or by order of a court of competent jurisdiction. If a suit is commenced against the Escrow Agent, it may answer by way of interpleader and name JNE and Purchaser as additional parties to such action, and the Escrow Agent may tender the Cash Consideration into such court for determination of the respective rights, titles and interests of the Parties. Upon such tender, the Escrow Agent shall be entitled to receive from the Parties its reasonable attorneys' fees and expenses incurred in connection with said interpleader

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action or in any related action or suit.  As between JNE and Purchaser, such fees, expenses and other sums shall be paid by the party which fails to prevail in the proceedings brought to determine the appropriate distribution of the Cash Consideration. If and when the Escrow Agent shall so interplead such Parties, or either of them, and deliver the Cash Consideration to the clerk of such court, all of its duties hereunder shall cease, and it shall have no further obligation in this regard. Nothing herein shall prejudice any right or remedy of the Escrow Agent.

4.  CONCERNING ESCROW AGENT

4.1 Duties. Escrow Agent undertakes to perform all duties which are expressly set forth herein; provided, however, that the Escrow Agent shall not be required to make or be liable in any manner for its failure to make any determination under the Agreement or any other agreement, including whether any of JNE or the Purchaser is entitled to delivery of the Cash Consideration under the Agreement.

4.2  Indemnification.

a. Escrow Agent may rely upon and shall be protected in acting or refraining from acting upon any written notice, instructions or request furnished to it hereunder and reasonably believed by it to be genuine and authorized.

b. Escrow Agent shall not be liable for any action taken by it in good faith and without gross negligence or wilful misconduct, and believed by it to be authorized or within the rights or powers conferred upon it by this Escrow Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

c. JNE and Purchaser hereby jointly and severally agree to indemnify the Escrow Agent for, and hold the Escrow Agent harmless against, any loss, liability or expense incurred without gross negligence or wilful misconduct or bad faith on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent's entering into this Escrow Agreement and carrying out the Escrow Agent's duties hereunder, including, without limitation, costs and expenses of defending the Escrow Agent against any claim or liability with respect thereto.

d. Escrow Agent shall have no implied obligations or responsibilities hereunder, nor shall it have any obligation or responsibility to collect funds or seek the deposit of money or property.

4.3 Other Matters. Escrow Agent (and any successor escrow agent or agents) reserves the right to resign as the Escrow Agent at any time, provided fifteen (15) days' prior written notice is given to the other parties hereto, and provided further that a mutually acceptable successor escrow agent(s) agrees in writing to serve as escrow agent hereunder within such fifteen (15)-day

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period.  The Escrow Agent may petition any court in the State of
California having jurisdiction to designate a successor Escrow Agent. The resignation of the Escrow Agent (and any successor escrow agent or agents) shall be effective only upon delivery of the Cash Consideration then in Escrow to the successor escrow agent(s). The Parties reserve the right to jointly remove the Escrow Agent at any time, provided fifteen (15) days' prior written notice is given to the Escrow Agent. In the event of litigation or dispute by the Parties in which the performance of the duties of the Escrow Agent is at issue, the Escrow Agent shall take no action until such action is agreed in writing by the Parties, or until receipt of any final order by a court of competent jurisdiction directing the Escrow
Agent to take such action.

5.  TERMINATION.   This Escrow Agreement shall be
terminated upon the release of the Cash Consideration in accordance with the terms and conditions hereof, or otherwise by written mutual consent signed by all parties hereto.

6. NOTICE. All notices, demands, requests, or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Escrow
Agreement shall be in writing and shall be hand delivered (including delivery by courier) or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO JNE:

Jones Naughton Entertainment, Inc.
5681 Beach Blvd., Suite 101
Buena Park, CA 90621-2045
Attn: Joe Naughton, President
Facsimile No.: 714-994-3242

IF TO PURCHASER:

Patricia L. Schonebaum c/o Jeff Stroud
Lumiere Securities
12835 E. Arapahoe Road
Englewood, CO 80112
Facsimile No.: (303) 792-2420

IF TO THE ESCROW AGENT:

Law Offices of M. Richard Cutler, Esq.
610 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Attn: M. Richard Cutler, Esq.
Facsimile No.: 714-719-1988

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or such other address as the addressee may indicate by written notice to the other parties. Each notice, demand, request or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

7. BENEFIT AND ASSIGNMENT. This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision in this Escrow Agreement against any of the parties hereto, and the covenants and agreements set forth in this Escrow Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns this Escrow Agreement or any rights hereunder without the prior written consent of the parties hereto.

8. ENTIRE AGREEMENT; AMENDMENT. This Escrow Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Escrow Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

9. HEADINGS. The headings of the sections and subsections contained in this Escrow Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

10. GOVERNING LAW; VENUE. This Escrow Agreement shall be governed and constructed under and in accordance with the laws of the State of California (but not including the conflicts of laws and rules thereof). For purposes of any action or proceeding involving this Escrow Agreement each of the parties to this Escrow Agreement expressly submits to the jurisdiction of the federal and state courts located in the State of California and consents to the service of any process or paper by registered mail or by personal service within or without the State of California in accordance with applicable law, provided a reasonable time for appearance is allowed.

11. SIGNATURE IN COUNTERPARTS. This Escrow Agreement may be executed in separate counterparts, none of which need contain the signature of all parties, each of which shall be deemed to be an original and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Escrow Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

12. ATTORNEY'S FEES. Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's Fees and Costs.

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13.  FEES AND EXPENSES OF ESCROW AGENT.  Except as may
otherwise be provided herein, all fees of the Escrow Agent hereunder shall be paid by JNE.

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be duly executed and delivered in its name and on its behalf, all as of the date and year first above written.

JONES NAUGHTON ENTERTAINMENT, INC.
a Colorado corporation ("JNE")

By:  /s/ Joe Naughton
Joe Naughton, President

PURCHASER


By:/s/Patricia Schonebaum

MRC LEGAL SERVICES CORPORATION, a California corporation dba The Law Offices of M. Richard Cutler, Esq. ("ESCROW AGENT")

By:  /s/ M. Richard Cutler
M. Richard Cutler, President